SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                        WATKINS-JOHNSON COMPANY
            (Name of Registrant as Specified In Its Charter)

                           RICHARD G. BELL
              (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

                   WATKINS-JOHNSON COMPANY
                     3333 HILLVIEW AVENUE
                  STANFORD RESEARCH PARK
                 PALO ALTO, CALIFORNIA 94304

 DEAN A. WATKINS                                           W. KEITH KENNEDY
CHAIRMAN OF THE BOARD                                            PRESIDENT

H. RICHARD JOHNSON
  VICE CHAIRMAN





                                 MARCH 7, 1994




Dear Shareowner:

   We, as well as all of the other officers and directors of Watkins-Johnson Company, cordially invite you to attend the Company's Annual Meeting of Shareowners, to be held at 10:00 o'clock in the morning on Saturday, April 9, 1994, at the main office of the Company, 3333 Hillview Avenue, Stanford Research Park, Palo Alto, California 94304.

   In addition to conducting the business of the meeting, we will report to you on the progress of the Company and attempt to answer any questions you may have.

   Please plan to come, but whether you can or cannot, please complete and return the enclosed proxy card--your participation is important.





                                        Sincerely yours,



                                        /s/ Dean A. Watkins
                                        ----------------------
                                            Dean A. Watkins



                                        /s/ H. Richard Johnson
                                        --------------------------
                                            H. Richard Johnson



                                        /s/ W. Keith Kennedy
                                        -------------------------
                                            W. Keith Kennedy

                        WATKINS-JOHNSON COMPANY

                   NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                         SATURDAY, APRIL 9, 1994
                               10:00 A.M.





TO THE SHAREOWNERS:

   The Annual Meeting of Shareowners of Watkins-Johnson Company will be held at the Company's main office, 3333 Hillview Avenue, Stanford Research Park, Palo Alto, California 94304 on Saturday, April 9, 1994, at 10:00 a.m. to take action upon the following matters:

       1. The election of directors for the ensuing year.

       2. The approval of the appointment of independent public accountants for 1994.

       3. The transaction of such other business as may properly come before the meeting.

   Only shareowners of record at the close of business on February 10, 1994 are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.


                                          By Order of the Board of
                                          Directors




                                          Carol H. Roosen, Secretary


Palo Alto, California
March 7, 1994




   WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING,
PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED
PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED
POSTAGE-PAID ENVELOPE.

                        PROXY STATEMENT

   The accompanying proxy is solicited on behalf of the Board of Directors of Watkins-Johnson Company, a California corporation (the "Company"), for use at the Annual Meeting of Shareowners of the Company to be held at 10:00 a.m. on Saturday, April 9, 1994, and at any adjournment of the annual meeting, to act upon the matters set forth in the accompanying notice. This Proxy Statement and the form of proxy, together with the Company's 1993 Annual Report, were first mailed to shareowners on or about March 7, 1994.


                        VOTING SECURITIES

   Only shareowners of record at the close of business on February 10, 1994 are entitled to notice of and to vote at the annual meeting. On that date, the Company had outstanding 7,220,861 shares of common stock. Owners of common stock are entitled to one vote for each share held. In the election of directors, each shareowner has cumulative voting rights and is entitled to as many votes as equal the number of shares held by such shareowner multiplied by the number of directors to be elected, which votes may be cast for a single candidate or distributed among any or all of the candidates. However, no shareowner is entitled to cumulate votes unless the shareowner, or any other shareowner, has given notice at the meeting before the voting of such intention to cumulate votes.


         SOLICITATION AND REVOCABILITY OF PROXIES

   If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. If the shares are held in trust under the Company's employee stock ownership plans, the shares represented will be voted by the Trustee, as directed by the participant, pursuant to the plans. Any shareowner signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the annual meeting. A proxy may be revoked by a written notice delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the annual meeting and voting in person.


   The expense of soliciting proxies will be paid by the Company. Following the original mailing of the proxies and soliciting materials, employees of the Company may solicit proxies by mail, telephone, telegraph and personal interviews. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company's common stock and to request authority for the exercise of proxies; in such cases the Company will reimburse such holders for their reasonable expenses. Proxies will also be solicited on behalf of management by the firm of D. F. King & Co., Inc., whose fee ($8,500) and out-of-pocket expenses will be paid by the Company.


          VOTING RESULTS AT LAST ANNUAL MEETING

   There were 6,690,237 shares present and voting or withholding authority to vote at the Company's Annual Meeting of Shareowners held on April 3, 1993, for the purpose of electing directors, and for approval of the appointment of independent public accountants. A majority vote was required for each of these proposals. All nominees for director were elected by 99% or more of the votes cast, and the appointment of Deloitte & Touche as the Company's independent public accountants was approved by 99.6% of the votes cast.


      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

   The following table sets forth information as of December 31, 1993 with respect to the ownership of the Company's common stock by any person who is known to the Company to be the beneficial owner of more than 5% of the Company's common stock, by all directors, by the chief executive officer and four other highly compensated officers, and by all directors and officers of the Company as a group.


                                                AMOUNT AND
                                                NATURE OF
                                                BENEFICIAL
      BENEFICIAL OWNER                          OWNERSHIP        PERCENT
      ----------------                          -----------      --------
Litton Industries ..........................     474,300(1)        6.2
360 North Crescent Drive
 Beverly Hills, California
  90210-4867
FMR Corp. ..................................     396,400(2)        5.2
82 Devonshire Street
 Boston, Massachusetts 02109-3614

DIRECTORS AND OFFICERS
Dean A. Watkins  ...........................     271,560(3)        3.6
H. Richard Johnson .........................      56,000(3)         *
W. Keith Kennedy  ..........................     191,579(3)        2.5
John J. Hartmann ...........................       8,210(3)         *
Rita Ricardo-Campbell ......................       9,600(3)         *
Jack L. Shepard ............................       8,510(3)         *
Von R. Eshleman ............................       8,610(3)         *
Raymond F. O'Brien .........................       9,610(3)         *
William R. Graham ..........................       6,577(3)         *
Keith D. Gilbert ...........................     108,774(3)        1.4
James L. Schram ............................      47,880(3)         *
All directors and officers as a group
  (15 persons)..............................     784,374(3)       10.3
- ----------
* less than 1% of shares outstanding
(1) According to the Schedule 13G filed by such shareowner, Litton Industries possessed sole power to vote or direct the vote and sole dispositive power over all shares shown. Subsequent to December 31, 1993, Litton Industries disposed of all shares shown. Of these shares, the Company purchased 427,700 in a market transaction, as reported on February 3, 1994. The shares thereby purchased are now authorized, but unissued and the number of shares outstanding as of the record date reflects this reduction.

(2) According to the Schedule 13G filed, FMR Corp. possessed sole voting power over 103,500 shares and sole dispositive power over all shares shown.

(3) The amounts shown include shares covered by options exercisable within 60 days of December 31, 1993, as follows: 18,100 shares each, Dean A. Watkins and H. Richard Johnson; 160,200 shares, W. Keith Kennedy; 7,610 shares each, John J. Hartmann, Rita Ricardo-Campbell, Jack L. Shepard,
    Von R. Eshleman and Raymond F. O'Brien; 6,277 shares, William R. Graham; 95,767 shares, Keith D. Gilbert; 46,833 shares, James L. Schram; and 435,527 shares, all directors and officers as a group. Also included are 567, 567, and 429 shares for Messrs. Kennedy, Gilbert and Schram, respectively, which are allocated to their accounts, and 5,164 shares allocated to the accounts of all officers, except Drs. Watkins and Johnson, under the Company's employee stock ownership plans as of December 31, 1993, according to the plans' administrator.


                       ELECTION OF DIRECTORS
                        (ITEM 1 ON PROXY CARD)

   At the annual meeting in 1994, there are nine nominees standing for election, each to hold office until his or her successor is elected, or until death, resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board of Directors, who are named in the following table, unless the proxy is marked in such a manner as to withhold authority so to vote. The affirmative vote of a majority of the common stock voting at the annual meeting is required to elect any director. The Company has no reason to believe that the nominees will not be available for election to serve their prescribed terms. However, if any nominee for any reason is unable to serve or for good cause will not serve, the proxy may be substitute nominee as the persons appointed in the proxy may in their discretion determine.

   The following sets forth certain information concerning the nominees as of December 31, 1993, which is based on data furnished by them.


            NOMINEES FOR ELECTION AS DIRECTORS


                DEAN A. WATKINS

                Chairman of the Board, Watkins-Johnson Company.

                Director since 1957.

                Dr. Watkins, 71, has been Chairman of the Board since
                1967. He is a member of the Board of Regents, University of California (Chairman, 1972-74); and the Board of Overseers, Hoover Institution on War, Revolution and
                Peace (Chairman, 1971-73 and 1985-86). He is a Fellow of the Institute of Electrical and Electronics Engineers and of the American Association for the Advancement of Science, and a member of the National Academy of Engineering.
                He is a former member of the Board of Directors, California Chamber of Commerce (President, 1981), a former Trustee of Stanford University, and former member of the White House Science Council.

                H. RICHARD JOHNSON

                Vice Chairman of the Board, Watkins-Johnson Company.

                Director since 1957.

                Dr. Johnson, 67, was President and Chief Executive
                Officer of the Company from 1973 through 1987, and became Vice Chairman on December 31, 1987. He is a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronics Engineers. He is past President of the Stanford Area Council, Boy Scouts of America, and has served as a Director of the National Association of Manufacturers, the Santa Clara County Manufacturing Group and the Tech
                Museum of Innovation.

                W. KEITH KENNEDY

                President and Chief Executive Officer, Watkins-Johnson
                Company.

                Director since 1987.

                Dr. Kennedy, 50, has been President and Chief Executive Officer of the Company since December 31, 1987. Dr. Kennedy joined the Company in 1968, and was a Division Manager, Group Vice President and Vice President of Planning Coordination and Shareowner Relations prior to becoming President. He is a member of the Executive Board of the Stanford Area Council, Boy Scouts of America, a member of the Norcal Council Executive Committee, American Electronics Association, and is a senior member of the Institute of Electrical and Electronics Engineers.



                JOHN J. HARTMANN

                Financial Consultant.

                Director since 1966.

                Mr. Hartmann, 75, is Chairman of the Audit Committee of the Board of Directors of the Company. He was a member of the Board of Directors of the Company from 1958 to 1961. From 1967 to 1970 he was a general partner of J. Barth & Company, investment bankers, and prior to that was Chief Financial and Planning Officer of Kern County Land Company. Since 1970, Mr. Hartmann has had extensive experience as a director of and consultant to developing companies involving widely-diverse fields of activity. He has also been active as a board member and executive in civic organizations, primarily in the areas of youth activities and minority affairs.


                RITA RICARDO-CAMPBELL

                Senior Fellow (Economist), Hoover Institution, Stanford University.

                Director since 1974.

                Dr. Campbell, 73, is a member of the Audit Committee of the Board of Directors of the Company. She is a member of the President's Committee on the National Medal of Science, a member of the Harvard University Advisory Council to the Graduate Schools, and a Vice President and Director of the Mont Pelerin Society. She was a Director of The Gillette Company from 1978 to 1990 and a member of the President's Economic Policy Advisory Board from 1981 to 1989. She is a former member of the Samaritan Medical Management Board, the Board of Directors, Independent Colleges of Northern California, Inc., and was a member of the Simmons College Corporation from 1974 to 1980. She also was a member of the National Council on the Humanities, a member of the 1974-75 Advisory Council on Social Security and a former member of the U.S. National Advisory Drug Committee to the Food and Drug Administration.


                JACK L. SHEPARD

                Chairman and Chief Executive Officer of Athletic Training Equipment Company (ATEC), Menlo Park, California.

                Director since 1979.

                Mr. Shepard, 62, is Chairman of the Compensation Committee of the Board of Directors of the Company. He is President of S&S Management Consultants. He is a former Director of thirteen mutual funds in the Strong Group, and a former Director of International Shellfish Enterprises, Granger Associates and Tab Products Company.


                VON R. ESHLEMAN

                Professor of Electrical Engineering, Emeritus, Stanford University.

                Director since 1980.

                Dr. Eshleman, 69, is a member of the Audit Committee of the Board of Directors of the Company. Before becoming emeritus, he was Director of the Center for Radar Astronomy of the Electrical Engineering Department of Stanford University. He is a former member of the Lunar and Planetary Missions Board of the National Aeronautics and Space Administration, and of Cornell University's Arecibo Advisory Board. He is a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronics Engineers.



                RAYMOND F. O'BRIEN

                Chairman of the Board, Consolidated Freightways, Inc., Palo Alto, California.

                Director since 1986.

                Mr. O'Brien, 71, is a member of the Compensation Committee of the Board of Directors of the Company. He is a Director of Champion Road Machinery, Ltd., and a Director of Transamerica Corporation. He is a former Director of Union Bank and the Mont La Salle Vineyards. He is also a former member of the Executive Committee of the American Trucking Association, a former Trustee of the ATA Foundation and former Chairman of the Western Highway Institute.


                WILLIAM R. GRAHAM

                Business and Management Consultant.

                Director since 1989.

                Dr. Graham, 56, is a member of the Audit and Compensation Committees of the Board of Directors of the Company. He was formerly Chairman and Chief Executive Officer of Xsirius, Inc., and has served as a Director and President of C-COR Electronics, Inc. He left government service in 1989 after having been Science Advisor to the President and Director of the Office of Science and Technology Policy; Chairman of the Federal Coordinating Council on Science, Engineering and Technology; and Chairman of the Joint Telecommunications Resources
                Board from 1986 to 1989. He is former Deputy Administrator of the National Aeronautics and Space Administration, and former Chairman of the President's General Advisory Committee on Arms Control and Disarmament. In 1971 he was a founder of R&D Associates, a defense technology company, where he served until 1985.


                 FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors met eight times during 1993. Standing committees of the board include an Audit Committee, which met two times during 1993, and a Compensation Committee, which also met two times during 1993. In addition, the Board has a standing committee composed of all outside directors to monitor the Shareowner Purchase Rights Plan and other matters related to shareowner protection. This committee met once in 1993. There is no nominating committee.


   The Audit Committee consists of Directors Hartmann,
Ricardo-Campbell, Eshleman and Graham. Among the Committee's functions are making recommendations to the Board of Directors regarding the continued engagement of independent auditors, reviewing with the independent auditors and Company financial management the plans for and results of the audit engagement, reviewing the adequacy of the Company's system of internal accounting controls, and reviewing and approving audit and nonaudit fees.


   The Compensation Committee consists of Directors Shepard, O'Brien and Graham. Directors Watkins and Johnson formerly served on the committee as member and alternate, but resigned their positions on November 29, 1993, at which time Dr. Graham was appointed. Prior to November 29, 1993, Dr. Johnson, as alternate, did not attend any committee meetings, and Dr. Watkins did not participate in deliberations or vote on any matters relating to his own compensation. The Committee's primary functions are to establish and administer the policies that govern the Company's executive compensation programs and to regularly evaluate these programs for their effectiveness in relation to the Company's financial performance.


   No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during 1993.

                    DIRECTOR COMPENSATION

   Directors who are not employees of the Company each receive an annual fee of $17,600 and a fee of $300 for each Board or Committee meeting attended.


   Directors who are not employees also participate in the 1989 Stock
Option Plan for Nonemployee Directors (the "1989 Director Plan"), which was approved at the Company's 1989 Annual Shareowners' Meeting. The
1989 Director Plan, provides that each nonemployee director is automatically granted options to purchase shares of the Company's common stock on the last Monday in April of each fiscal year, in accordance with the following schedule:

                         SCHEDULE OF OPTION GRANTS

                    1990-3700 Shares        1995-2520 Shares
                    1991-3430 Shares        1996-2330 Shares
                    1992-3180 Shares        1997-2160 Shares
                    1993-2940 Shares        1998-2000 Shares
                    1994-2720 Shares


   The 1989 Director Plan also provides that new directors shall, upon election, receive an automatic, one-time grant of options to purchase the same number of shares of the Company's common stock as shall have been granted to the other directors in the year immediately preceding the new director's election.

   Options under the 1989 Director Plan provide for the purchase of shares at not less than the fair market value of the stock on the grant date, become exercisable after two years from grant at a rate of 33-1/3% per year, and remain exercisable for a period of ten years from the date of grant. Options expire one year after the optionee's service as a director ends.

   The aggregate number of shares which may be issued under the Plan is 200,000 shares of common stock, and as of December 31, 1993, there were 103,500 shares subject to outstanding options, and there were 96,500 shares available for future grants. At December 31, 1993, five of the six non-employee directors held exercisable in-the-money options in the amount of 3,610 shares each; Director Graham held exercisable in-the-money options of 6,277 shares. The term "in-the-money" means that the grant price of the options was less than the market price of the Company's stock on December 31, 1993, which was $19.875 per share.

                   EXECUTIVE COMPENSATION

   The following tables set forth all annual and long-term compensation, including stock option awards, paid or to be paid to the Company's chief executive officer and the four other most highly compensated executive officers during the fiscal years indicated.

                          SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                               -----------------------------------------------------    --------------------------
                                                                                                        RESTRICTED      SECURITIES
                                                                       OTHER ANNUAL        STOCK        UNDERLYING      ALL OTHER
                                                                       COMPENSATION      AWARDS(S)       OPTIONS/       COMPEN-
NAME AND PRINCIPAL POSITION     YEAR     SALARY($)(1)   BONUS($)(2)        ($)(3)          ($)(4)      SARS (#)(4)     SATION($)(5)
- ---------------------------     ----     -----------    -----------    -------------     ---------     ------------    ------------
W. KEITH KENNEDY............... 1993       $440,000       $104,248          -0-             -0-           80,000         $399,535
President & Chief               1992        440,000         36,145          -0-             -0-           80,000          136,733
Executive Officer               1991        440,000           -0-           ---             -0-           50,000            --

DEAN A. WATKINS................ 1993        290,000          4,056          -0-             -0-              -0-           5,200
Chairman of the Board           1992        290,000          1,946          -0-             -0-              -0-           2,280
                                1991        290,000           -0-           ---             -0-              -0-            --

H. R. JOHNSON.................. 1993        290,000          4,060          -0-             -0-              -0-           5,200
Vice Chairman                   1992        290,000          2,003          -0-             -0-              -0-           2,280
of the Board................... 1991        290,000           -0-           ---             -0-              -0-            --

KEITH D. GILBERT............... 1993        266,400         22,822          -0-             -0-           30,000           83,708
Group Vice President            1992        261,000         18,275          -0-             -0-           40,000           70,310
                                1991        261,000           -0-           ---             -0-           20,000            --

JAMES L. SCHRAM................ 1993        192,600         50,458          -0-             -0-           30,000          196,976
Group Vice President........... 1992        175,000         17,676          -0-             -0-           40,000           69,302
                                1991        159,300           -0-           ---             -0-            9,000            --
- ----------
(1) Represents total base salary earned by the five named officers, including amounts earned but deferred at the officer's election.

(2) Represents the vested portion of the Top Management Incentive Bonus
    Plan in the year awarded, and the bonus from the Employees' Cash
    Profit Sharing Bonus Plan, in which all employees of the Company participate based on a fixed percentage of pretax profits allocated over the salary base. Drs. Watkins and Johnson do not participate in the Top
    Management Incentive Bonus Plan.

(3) The aggregate amount of perquisites and other personal benefits, securities or property, given to each named officer valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total of annual salary and bonus for that officer during each of these years.

(4) Represents incentive stock option awards; although the Company's 1991
    Stock Option and Incentive Plan permits grants of restricted stock and stock appreciation rights, no such grants have been made.

(5) Represents Company contributions to the Employees' Profit Sharing
    Investment Plan for all named officers, and to the Employee Stock
    Ownership Plan for Messrs. Kennedy, Gilbert and Schram; also includes the unvested, deferred portion of the Top Management Incentive Bonus
    Plan in the year awarded for Messrs. Kennedy, Gilbert and Schram.
    Amounts shown for 1993 consist of the following: Profit sharing contributions of $5,200, $5,200, $4,246, $5,200 and $5,200 to Messrs.
    Kennedy, Gilbert, Schram, Watkins and Johnson; ESOP contributions of
    $2,358, $2,358, and $1,926 to Messrs. Kennedy, Gilbert and Schram; and the unvested, deferred Top Management Incentive Bonus Plan awards of $391,977, $76,150 and $190,804 for Messrs. Kennedy, Gilbert and
    Schram, respectively. These awards are granted in the form of "bonus units." The bonus units are determined by dividing the dollar value of the award by the December 31 book value per share, based on the Company's consolidated balance sheet. The bonus units so determined vest at 25% each year on the anniversary date of award, and are fully vested after four years. The unvested bonus units are subject to a risk of forfeiture if the executive leaves the Company prior to the vesting dates.
    Vested bonus units are valued as of December 31 of the fourth year based on the increase or decrease in the Company's book value from the date the bonus units are granted. Drs. Watkins and Johnson do not participate in the ESOP or the Top Management Incentive Bonus Plan.


                 1993 OPTION/SAR GRANTS TABLE

   The following table sets forth incentive stock options granted to Messrs.
Kennedy, Gilbert and Schram during 1993 under the Company's 1991 Stock
Option and Incentive Plan. Drs. Watkins and Johnson do not currently participate in the stock option plan. No stock appreciation rights (SARs) were granted in 1993.


                OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
- -----------------------------------------------------------------------------------------------
                                                                                                       POTENTIAL REALIZABLE VALUE
                                 NUMBER OF          % OF TOTAL                                         AT ASSUMED ANNUAL RATES
                                  SECURITIES      OPTIONS/SARS                                         OF STOCK PRICE APPRECIATION
                                 UNDERLYING         GRANTED TO       EXERCISE OR                           FOR OPTION TERM(3)
                                OPTIONS/SARS       EMPLOYEES IN      BASE PRICE      EXPIRATION       ----------------------------
           NAME                 GRANTED(#)(1)       FISCAL YEAR        ($/SH)(2)        DATE            5%($)            10%($)
           ----                 -------------     -------------     -------------    ----------       -----------      -----------
W. Keith Kennedy  ................. 80,000            18.5%          $12.375         2/22/2003      $   624,000       $ 1,574,000
Dean A. Watkins  ..................    -0-
H. R. Johnson .....................    -0-
Keith D. Gilbert .................. 30,000             6.9%           12.375         2/22/2003          234,000           590,000
James L. Schram.................... 30,000             6.9%           12.375         2/22/2003          234,000           590,000
All Optionees(4) ..................432,000           100.0%           12.375             --           3,368,000         8,500,000
All Shareholders(5)................  --                --               --               --          58,900,000       148,651,000
All Optionees' Gain as a percentage
  of All Shareholders' Gain .......                                                                         5.7%             5.7%

- ----------
(1) Options granted in 1993 were incentive stock options up to the maximum allowed for each officer under Internal Revenue Code No. 422. The remaining awards were nonqualified stock options. Both incentive and nonqualified options are exercisable after 2 years from the grant date at a rate of 33-1/3% per year, with full vesting occurring after the 4th anniversary date; however, all options become immediately exercisable in the event of a change in control of the Company. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(2) Exercise or base price is the fair market value of the underlying shares on the date of grant. Options may be exercised with cash or by delivery of already-owned shares of Watkins-Johnson Company common stock.

(3) The 5% and 10% assumed annual rate of stock price appreciation would result from per share prices of $20.16 and $32.10, respectively. Said assumed rates are not intended to represent a forecast of possible future appreciation of the Company's common stock or total shareholder return.

(4) For "All Optionees," the number of options granted is the total of all options granted to Company employees in fiscal year 1993, and the potential realizable value is based on the $12.375 per share price of the options granted to the named executive officers on February 22, 1993 and a ten-year option term (the term of all options granted in fiscal year
    1993).

(5) For "All Shareholders," the potential realizable value is based on a ten-year appreciation of the 7,554,865 shares outstanding on February
    22, 1993 and the $12.375 per share price of the options granted to the named executive officers on that date.



     1993 OPTION EXERCISES AND YEAR-END VALUE TABLE

   The following table sets forth stock options exercised by any of the named executive officers during 1993, and the number and value of all unexercised options at year end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of Watkins-Johnson stock on December 31, 1993.


  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                AND FY-END OPTION/SAR VALUES

                                                                NUMBER OF
                                                                SECURITIES            VALUE OF
                                                               UNDERLYING           UNEXERCISED
                                                               UNEXERCISED         IN-THE-MONEY
                                                              OPTIONS/SARS         OPTIONS/SARS
                                                              AT FY-END(#)        AT FY-END($)(2)
                                                              -------------       ----------------
                    SHARES ACQUIRED          VALUE             EXERCISABLE/         EXERCISABLE/
    NAME             ON EXERCISE(#)      REALIZED($)(1)       UNEXERCISABLE        UNEXERCISABLE
    ----            ---------------      ---------------      -------------        --------------
W. Keith Kennedy  .....  28,200             $149,467             100,000/             $   62,100/
                                                                 210,200               1,572,000
Dean A. Watkins  .......    -0-                 -0-               16,867/                  7,093/
                                                                   1,233                   3,545
H. R. Johnson ...........   -0-                 -0-               16,867/                  7,093/
                                                                   1,233                   3,545
Keith D. Gilbert ......... 1,000              5,625               69,100/                 69,500/
                                                                  90,000                 687,500
James L. Schram .......     -0-                 -0-               27,833/                 31,832/
                                                                  78,667                 660,670
- ----------
(1) Based on the market price of the underlying shares at exercise date less the exercise price.

(2) Based on the market price of the Company's common stock at 12/31/93, which was $19.875 per share, less the exercise price.



              EXECUTIVE EMPLOYEE AGREEMENTS

   The Company has executed five-year employment agreements with Messrs. Kennedy, Gilbert and Schram which, in addition to providing for a base salary, contain the following terms: The agreement may be terminated for cause, in which case compensation ceases as of the date of notice. If the agreement is terminated without cause, compensation for the remainder of the term plus six months severance becomes immediately payable. The employee may not thereafter, for a period of two years, engage in competition with the Company. In the event of a change in control, as defined in the agreement, the employee may cancel the agreement for breach, upon 30 days' written notice, and immediately collect the compensation due for the remainder of the term. Although the term of the agreement is five years, each agreement is renewed each year in order to reflect the officer's current salary and, in effect, extend the agreement term for an additional year. The agreements for Messrs. Kennedy, Gilbert and Schram were renewed in 1993 for five years each after their respective base salaries were determined using the financial performance criteria and factors set forth under the compensation programs and policies described for the chief executive and other officers in the Compensation Committee report. Effective June 1, 1993, Drs. Watkins and Johnson were no longer covered by five-year employment agreements.


   The Company maintains three-year severance agreements with other executives which provide that if after a change in control, the employee is terminated other than for good cause, as defined in the agreement, or suffers a substantial alteration in the terms of employment and terminates his or her own employment because of such alteration, the Company is obligated to pay the terminated employee 299.999% of the employee's yearly base salary compensation. The employee also has the right to terminate employment after 90 days and within 120 days of the change in control and receive from the Company one-half of the amount described above.


REPORT OF THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE

COMPENSATION PROGRAM AND POLICIES

   The Compensation Committee is responsible for establishing and administering the policies which govern base salaries, short- and long-term incentive compensation and stock ownership programs for the Chief
Executive Officer and other executive officers. At December 31, 1993, the Committee was composed of three outside directors, Jack L. Shepard, Chairman, Raymond F. O'Brien and William R. Graham. Prior to that, on November 29, 1993, Drs. Watkins and Johnson, member and alternate member of the Committee, respectively, resigned their positions and Dr. Graham was appointed by the board to serve in Dr. Watkins' place. Dr. Johnson's assignment as alternate member was to attend committee meetings whenever Dr. Watkins was unable to be present. During their term of service, Dr. Johnson did not attend any of the committee meetings.



During his service as a member of the committee, Dr. Watkins did not participate in deliberations or vote on any matters related to his own compensation.

   Watkins-Johnson's compensation program is designed to attract and retain employees at all levels who will contribute to the long-range success of the Company. At the executive level, the program is broadened to reward key managers for achieving both short- and long-term strategic Company goals, to link executive and shareholder interests through stock-based plans, and to provide compensation packages that recognize individual contributions as well as overall business results. Therefore, a significant portion of each executive's total compensation is intended to be variable and is contingent upon overall Company results, success of the executive's business unit, and accomplishment of individual performance goals.

   Each year, the Committee conducts a careful review and evaluation of Watkins-Johnson's corporate performance, its executive compensation, and its incentive programs compared with two broad-based surveys of high-technology companies, as well as a smaller selection of geographically related peer companies of similar size and organizational structure. These surveys are used to ensure that the Company's compensation practices are competitive in the markets in which it operates, and that its employees are fairly paid. The first two surveys present comparative information on all aspects of executive compensation used by high-technology companies nationwide, while data from the selection of peer companies presents compensation practices of companies that are closely aligned to Watkins-Johnson in terms of size, revenues and product lines. Analysis of all information combined enables the Company and the Committee to make well-informed decisions.

   The three principal components of the Company's executive compensation program in 1993 were base salary, stock options, and a combined short- and long-term incentive award. Following are discussions of the Committee's philosophy and action in each area.

   Base Salaries. Base salaries are designed primarily to attract and retain individuals, and to be competitive in our marketplace. Based on the information obtained from the salary surveys referenced above, base salary levels are deemed competitive if they are between the 50th and 75th percentiles of the marketplace for similar positions. The Company strives to pay its executives within this range, with salaries falling at low, high or medium-range depending on the following performance considerations. To arrive at base salary adjustments for 1993, the Committee considered the Company's financial performance in 1992, including the executive's business unit performance against the annual profit plan. Three factors--achieving planned profit, obtaining additional profitable orders, and developing new business for the long term--were considered. These factors were not assigned specific weights, but profit was considered most important, with orders secondary. Other factors considered in arriving at base salary adjustments related to the executive's individual performance and included overall managerial effectiveness, success in promoting teamwork and an ability to implement quality improvements. Adjustments to executive base salaries in 1993 were also based on a qualitative analysis of each position's current responsibilities and expected contribution after the Company's extensive restructuring activities undertaken to bring about a return to profitability during 1992.

   Stock Options. Under the 1991 Stock Option and Incentive Plan, stock options may be granted to executive officers and other key employees of the Company. The purpose of the awards is to align the executives' interests with those of our shareholders. The size of stock option grants is measured by the same financial and individual performance criteria used to determine base salaries, and by the individual's position and responsibilities in the Company. In addition, some consideration is given to the amount and term of options already held. All stock options awarded to date under this plan have been granted with an exercise price equal to the fair market value of the Company's stock on the date of grant, with current grants beginning to vest after two years and becoming fully vested after four years. This is designed to encourage the creation of shareholder value over the long term, since no benefit is realized from the option grant unless the price of the Company's stock rises over a period of years. Drs. Watkins and Johnson do not currently participate in the 1991 Stock Option and Incentive Plan.

   The Company does not have a policy that requires the Committee to qualify stock options awarded to executive officers for deductibility under
Section 162(m) of the Internal Revenue Code of 1986, as amended. However, consideration of the net cost to the Company is always a factor in making compensation decisions.

   Short- and Long-term Incentive Awards. The Top Management
Incentive Bonus Plan is designed to reward executives based on achievement of certain predetermined goals, which include overall corporate results, business unit performance, and certain qualitative factors such as organizational and management development. These goals are formula-based, and weighted so that 80% of the award is made on performance against financial objectives of profitability and new business, and 20% is based on qualitative goals relating to strategic planning, development of staff, and positioning of the business unit for future growth. The performance criteria were individually tailored to each executive and his or her area of responsibility, and the awards could range from zero to a multiple of an executive's base salary, based on progressively difficult levels of achievement. In order to encourage attainment of the Company's long-term goals for continued growth and profitability, the award is paid in two increments. The first part, or 20% of the award, is paid in cash during the first quarter of the year after it is earned. The second increment, or 80% of the award, is deferred in the form of bonus units, which are valued based on the Company's net book value at year end. The bonus units vest over a four-year period at 25% annually as of each December 31 following the award date. If the executive leaves the Company during this period, any unvested amounts are forfeited. At the end of the fourth year the bonus units are valued at the Company's then book value per share and are paid out in February of the fifth year. Thus, executives' interests are aligned with shareholders by allowing the bonus units to appreciate or depreciate with the Company's book value. Both the 20% vested portion of the award and the 80% deferred amount earned in 1993 by Messrs Kennedy, Gilbert and Schram are shown under the Summary Compensation Table on page 7.
Drs. Watkins and Johnson do not participate in the Top Management
Incentive Bonus Plan.

   Short- and Long-term Profit Sharing Plans. In order to encourage employees' interest and alignment with the Company's business objectives and performance goals, the Company has established two profit-sharing plans under which it shares a portion of its profits with all eligible employees, including executive officers. The Employees' Cash Profit Sharing Bonus Plan distributes 6% of the Company's annual pretax profits to all employees after they have been employed for one full fiscal year; and the Employees' Profit Sharing and Investment Plan contributes 9% of annual pretax profits to the trust accounts of employees, who are eligible to participate after one year of service. Under the Profit Sharing and Investment Plan, an ERISA-based plan, participants' accounts become fully vested after seven years, and all vested amounts are distributed upon retirement, or earlier termination from the Company. There are no specific performance criteria relating to these plans. Annual contributions under both plans are distributed by applying the designated percentage to each participant's annual base salary.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

   The same policies and programs described above were followed by the Committee in determining the 1993 compensation for Dr. Kennedy. As with the other executive officers, base salary is set, stock option awards are considered, and performance criteria are developed for the incentive bonus plan in February each year, based on the Company's financial performance and the CEO's individual contributions in the previous year.

   The criteria for considering Dr. Kennedy's base salary included the Company's overall performance in 1992 and its return to profitability as the result of stringent cost-cutting measures. Company performance factors included the percentage of profitability achieved against the annual profit plan, new orders booked, and the successful execution of the corporate strategic plan to prepare the Company for future growth and profitability. There were no specific weights assigned to these factors, but profitability was considered to be of primary importance. In addition, his leadership during a difficult period of down-sizing and economic uncertainty set an example for his staff and all Company employees. Nevertheless, after careful study of chief executive officer salaries from the survey information described under Compensation Programs and Policies, it was determined that Dr. Kennedy's base salary was already at the high end of the range of compared companies, and therefore, the Committee decided there should be no increase in Dr. Kennedy's base salary for 1993.

   Apart from salary, the Committee granted Dr. Kennedy a stock option for 80,000 shares at $12.375, the market value of the Company's common stock on the date of grant. The specific factors considered in determining the size of the award for Dr. Kennedy were the same financial and individual performance criteria used when considering his base salary, and the responsibility of his position as chief executive officer. It was also noted that the size was reasonable compared to awards made to chief executive officers in the surveys described above, falling at mid-range in the surveys.

   The criteria established for Dr. Kennedy's incentive bonus award are the same as those set for other executive officers. The award is based on achievement of predetermined goals, with 80% based on financial objectives and 20% on certain qualitative goals. The Committee met at the beginning of 1993 to approve the formula-based goals for Dr. Kennedy and other executive officers, and to establish his qualitative goals for the year. As chief executive officer, his financial measurements related to overall profitability and growth objectives for the whole Company, rather than individual business units, and his qualitative goals were based on development and execution of current and long-term strategies, development of management, and strengthening the total organization. The Committee then met at year-end to review the Company's financial results, and to evaluate his performance against his qualitative objectives. As with the other executive officers, the extent to which the formula factors are met, based on progressively difficult levels of achievement relating to financial returns and individual goals, determines the size of the award. Dr.
Kennedy's corporate financial performance goals for 1993, together with achievement of his qualitative goals, were met at a level that resulted in an award to Dr. Kennedy under the incentive bonus plan equal to 115% of his base salary. However, 80% of the award, the long-term portion, is subject to change based on future appreciation or depreciation of the Company's book value.

   During 1993, the Company under Dr. Kennedy's management has continued to successfully implement its turnaround strategies even though this is still a period of difficult industry and global economic conditions. These efforts have led to a significant increase in shareholder value, with an increase in the stock price of 40% at year end.

                                        The Compensation Committee

                                        Jack L. Shepard, Chairman
                                        Raymond F. O'Brien
                                        William R. Graham(1)
                                        Dean A. Watkins(2)
                                        H. Richard Johnson(3)


- -----------
(1) Member since November 29, 1993
(2) Member prior to November 29, 1993
(3) Alternate member prior to November 29, 1993

        WATKINS-JOHNSON STOCK PERFORMANCE GRAPH

   The following graph compares the cumulative total shareholder return (change in stock price plus reinvestment of dividends) of $100 invested on December 31, 1988 in the Company's common stock, the New York Stock Exchange Market Value Index, the Standard & Poor's 500 Composite Index, and the Dow Jones Diversified Technology Index for a period of five years. In 1993, the Company used the New York Stock Exchange Market Value
Index as its broad equity market index; this year, the Company is replacing the NYSE index with the Standard & Poor's Composite Index because of its wider distribution and recognition by shareholders. Both indices are shown in this transition year. The Dow Jones Diversified Technology Index was selected as having a representative industry peer group of companies. The Dow Jones index includes 12 companies with at least 2 high-technology business segments.

            COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
       AMONG WATKINS-JOHNSON, DOW JONES, NYSE, S&P 500 INDEXES

                               DOW JONES       NYSE
                               DIVERSIFIED    MARKET
             WATKINS-JOHNSON   TECHNOLOGY     VALUE      S&P
                COMPANY         INDEX         INDEX      500
             ---------------   ----------     ------     ---
1989........      80              120           128      132
1990........      55              127           122      128
1991........      45              151           158      166
1992........      61              166           166      179
1993........      87              196           188      197
- -----------
* $100 invested on 12/31/88 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

    APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                     (ITEM 2 ON PROXY CARD)

   The Board of Directors has appointed the firm of Deloitte & Touche as independent accountants of the Company for the current fiscal year, subject to the approval of shareowners. The Board of Directors expects that a representative of Deloitte & Touche will be present at the Annual Meeting of Shareowners, will be given an opportunity to make a statement at the meeting if desired, and will be available to respond to appropriate questions.


   The vote required for approval of such appointment is a majority of the shares present in person or by proxy at the meeting.


   The Board recommends that shareowners vote "FOR" the appointment.


                          OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors does not intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the annual meeting except as specified in the notice of the annual meeting. However, as to any other business that may properly come before the annual meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.


       SHAREOWNER PROPOSALS--1995 ANNUAL MEETING

   Shareowners are entitled to present proposals for action at a forthcoming shareowners' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 1995 Annual Meeting of Shareowners of the Company must be received at the Company's offices on or before October 31, 1994, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.


                                          Carol H. Roosen, Secretary

March 7, 1994
Palo Alto, California


   YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL
MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND
THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND
RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE.